Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail gmeyers@hcr-manorcare.com

Geoffrey Meyers, Manor Care’s Chief Financial Officer, to Retire

TOLEDO, Ohio, January 12, 2006 – Paul A. Ormond, chairman, president and chief executive officer of Manor Care, Inc. (NYSE:HCR), has announced that Geoffrey G. Meyers, executive vice president and chief financial officer of the company, will be retiring in May 2006.

Mr. Meyers has been in his current position since 1988 and with Manor Care and its predecessor companies for 39 years. As chief financial officer, he has been the senior executive with responsibility for all of Manor Care’s financial and administrative functions.

“Geof Meyers has played a primary role in leading Manor Care to the position of strength it enjoys today, and all of our employees, patients and shareholders have benefited from his leadership,” said Mr. Ormond. “After assuming his current position 18 years ago, Geof assembled and developed a strong and effective team of skilled managers in all of the key financial and administrative functions that were needed by our emerging health care businesses, and which have supported Manor Care’s growth into a premier $31/2 billion health care provider. Under his guidance, Manor Care has maintained strong controls and support systems, as well as a solid investment grade balance sheet. I am grateful for his leadership, professional management, experience and wise counsel over the many years we have worked together.” Mr. Meyers will be closely involved in identifying his successor, and helping to create a smooth leadership transition of his responsibilities over the next several months.

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Geoffrey Meyers to Retire from Manor Care, Page 2

Mr. Meyers earned his MBA at The Ohio State University and an undergraduate degree from Northwestern University. From 1991 to 1998, Mr. Meyers was a member of the Board of Directors of the former Health Care & Retirement Corporation (HCR), a predecessor company. He is a member of the board of the State Teachers Retirement System of Ohio and chairman of Trust Company of Toledo, and is active in a number of community organizations in the Toledo area.

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.